EXHIBIT 16.1


February 22, 2002

Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

Gentlemen:


We have read Item 4 of Amendment No. 1 of Form 8-K, dated February 22, 2002, of eResource Capital Group, Inc. and are in agreement with the statements contained in paragraphs one, two and three of Item 4(a) on page one therein. We have no basis to agree or disagree with other statements of the registrant contained therein.


Very truly yours,






/s/Ernst & Young LLP